Exhibit 23.1

SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on the registration statement on Form S-1/A of iLoadApp, of our report dated August 20, 2013 on our audit of the financial statements of iLoadApp as of May 31, 2013, and the related statements of operations, stockholders’ equity and cash flows for the period from inception on May 22, 2013 through May 31, 2013, and the reference to us under the caption “Experts”.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

April 25, 2014

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors

50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351